Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-231540, 333-188621 and 333-187989) of U.S. Concrete, Inc. of our report dated April 29, 2020 relating to the financial statements of Coram Materials Corp. and Affiliates, which appears in this Current Report on Form 8-K/A of U.S. Concrete, Inc.

/s/ Grassi & Co., CPAs, P.C.
GRASSI & CO., CPAs, P.C.

Jericho, New York
May 7, 2020